Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER FISCAL 2023 RESULTS
TULSA, OK – February 9, 2023 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its second quarter of fiscal 2023.
Key highlights:
•Second quarter revenue of $193.8 million, an increase of 20% compared to the second quarter of fiscal 2022
•Project awards in the quarter of $318.7 million, the highest level since the first quarter of fiscal 2020
•Project awards produced a book-to-bill of 1.6 for the quarter and above 1.3 in each of our reporting segments reflecting accelerating activity across our end markets
•Backlog increased by 25% to $740.5 million compared to the second quarter of fiscal 2022
•Second quarter results were negatively impacted by $9.6 million adjustment on a legacy project and a related goodwill impairment charge of $12.3 million, resulting in an aggregate negative impact of $0.82 per share
•Loss per share of $1.22; adjusted loss per share of $0.53(1)
•Adjusted EBITDA loss of $(13.1) million(1) for the second quarter of fiscal 2023
“A legacy project awarded in calendar 2021 resulted in an unexpected negative adjustment in the quarter due to a breakdown in commercial negotiations over excessive scope changes that impacted our ability to progress the work according to forecast, as well as the impact of global supply chain issues and inflation. The project is scheduled to be mechanically complete in the fourth fiscal quarter. We will continue efforts to manage the forecasted costs and negotiate a reasonable outcome of our claims with the client.
The one-time charges during the quarter overshadow the continued improvement in our business prospects, which is clearly reflected in our quarterly project awards. It is notable that our total project awards in our second fiscal quarter reached the highest level since the first fiscal quarter of 2020. This resulted in a book-to-bill of 1.6, and Matrix has now achieved a book-to-bill at or above 1.0 for six consecutive quarters. We expect the awards we have been adding to our backlog, combined with the internal initiatives we have been undertaking, will positively impact our revenue and materially improve our financial performance.”
Subsequent Events
Subsequent to the end of the quarter, we received notice from a client that they would not approve adequate compensation to us for the impact that excessive scope changes had on our ability to progress the work according to forecast, as well as the impact of global supply chain issues and inflation. The midstream gas processing project in the Process and Industrial Facilities segment reduced gross profit by $9.6 million and $9.4 million during the three and six months ended December 31, 2022, respectively. We have accrued the full expected loss for the project, which we expect to be mechanically complete in the fourth quarter of fiscal 2023.
Based on the indicated outcome of this project, we reassessed the assumptions used to calculate the fair value of the related reporting unit goodwill and concluded that the unit's $12.3 million of goodwill was fully impaired. The impairment was recognized in operating income during the three and six months ended December 31, 2022.

Earnings Summary
Project award volumes continued to improve following a two-year period during which awards were muted by the effects of the pandemic. We received $318.7 million of project awards during the second quarter of fiscal 2023, the highest quarterly award total since the first quarter of fiscal 2020. Our project funnel and bidding opportunities remain strong, and we expect our quarterly book-to-bill ratios to be at or above 1.0 for each of the last two fiscal quarters of 2023.
Revenue of $193.8 million during the second quarter of fiscal 2023 was lower than revenue of $208.4 million during the first quarter of fiscal 2023 as certain projects awarded in prior periods are working off while the newly awarded projects' contribution to revenue is limited as they progress through contract finalization, engineering, and planning stages. Revenue levels were also lower than expected as a large LNG project that was expected to be awarded in the first half of fiscal 2023 has not been awarded and award timing is unknown. Lastly, normal seasonality resulted in lower volumes of work as we moved through the quarter. We are anticipating revenue volumes in the third quarter of fiscal 2023 to be relatively unchanged from the second quarter of fiscal 2023 and to increase meaningfully in the fourth quarter of fiscal 2023 as newly awarded projects enter the revenue stream.
Gross margin (loss) was (0.7%) in the second quarter of fiscal 2023 compared to 6.2% in the first quarter of fiscal 2023. Our results of operations were materially impacted by the $9.6 million project adjustment referenced above. Gross margins during the second quarter of fiscal 2023 were also negatively impacted by the under recovery of construction overhead costs due to lower revenue and continued work on previously-booked projects with reduced gross margins awarded in a highly competitive time period.
In the Storage and Terminals Solutions segment, gross margin of 2.6% for the quarter was negatively impacted by low revenue volume, which led to the under recovery of construction overhead costs and increased forecasted costs to complete a smaller storage project.
In the Process and Industrial Facilities segment, second quarter gross margin (loss) of (6.4%) was impacted by the project adjustment referenced above and by under recovered overhead costs and continued work on previously-booked projects with reduced gross margins awarded in a highly competitive time period. This was partially offset by better than expected outcomes on other projects in the segment.
In the Utility and Power Infrastructure segment, second quarter gross margin was 4.8%. While this was an improvement compared to the prior quarter, gross margin was negatively impacted by previously-booked projects with reduced gross margins awarded in a highly competitive time period. This was partially offset by better than expected outcomes on other recently awarded projects in the segment.
We recorded $1.3 million of restructuring costs during the quarter, which was primarily attributable to severance costs related to the shutdown of an underperforming operation and our continuing work to fine tune the organization after our extensive reorganization efforts. The current focus is on improving processes and procedures to increase operational efficiency, competitiveness and profitability.
As referenced above, we incurred a $12.3 million impairment of goodwill during the quarter.
Our effective tax rates for the second quarters of fiscal 2023 and 2022 were zero and (78.7%), respectively. The effective tax rate during the second quarter of fiscal 2023 was impacted by the full valuation allowance placed on our deferred tax assets in fiscal 2022 due to the existence of a cumulative loss over a three-year period. As a result, we expect the effective tax rate to be around zero throughout the fiscal year.
For the second quarter of fiscal 2023, we had a net loss of $32.8 million, or $1.22 per share, compared to a net loss of $24.9 million, or $0.93 per share, in the second quarter of fiscal 2022. For the second quarter of fiscal 2023, we had an adjusted net loss of $14.4 million, or $0.53 per share, compared to an adjusted net loss of $10.2 million, or $0.38 per share, in the same period last year(1).

Backlog
Our backlog increased by $124.8 million at the end of the prior quarter to $740.5 million as of December 31, 2022. Project awards totaled $318.7 million in the second quarter of fiscal 2023, leading to a book-to-bill ratio of 1.6. On a segment basis, the second quarter book-to-bill was 1.9 for Utility and Power Infrastructure, driven largely by bookings of an upgrade project to an existing LNG peak-shaving facility and power delivery work. For Process and Industrial Facilities, the book-to-bill was 1.3, driven largely by strong bookings of refinery maintenance work and additional capital work at a renewable diesel production facility. For Storage and Terminal Solutions, the quarterly book-to-bill was 1.8, led by an award for a large-scale specialty vessel.
The table below summarizes our awards, book-to-bill ratios and backlog by segment for our second fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended December 31, 2022		Six Months Ended December 31, 2022		Backlog as of December 31, 2022
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill
Utility and Power Infrastructure	$98,033	1.9	$140,651	1.5	$147,305
Process and Industrial Facilities	105,153	1.3	165,135	1.0	290,005
Storage and Terminal Solutions	115,466	1.8	247,494	1.8	303,159
Total	$318,652	1.6	$553,280	1.4	$740,469

(1)Calculated by dividing project awards by revenue recognized during the period.

Financial Position
At December 31, 2022, we had total liquidity of $80.5 million and $15.0 million in debt. Liquidity is comprised of $31.5 million of unrestricted cash and cash equivalents and $49.0 million of borrowing availability under the ABL Facility. The Company also has $25.0 million of restricted cash to support the ABL Facility.
As a result of rising revenue volumes, especially for cost-reimbursable and maintenance-type work, we invested heavily into working capital during the first quarter of fiscal 2023, which led to a significant decrease in liquidity in that quarter. However, advanced billings on newly awarded capital projects in the second quarter of fiscal 2023 and a larger credit facility borrowing base driven by higher accounts receivable balances have led to an improvement of liquidity since the first quarter. We expect our liquidity position to continue to improve for several reasons, including expected improved operating results in our fourth fiscal quarter, the receipt of approximately $13 million of tax refunds in the third fiscal quarter, and positive cash flow from newly-awarded capital projects.
(1)Non-GAAP Financial Measure
Adjusted loss and adjusted loss per share are non-GAAP financial measures which exclude goodwill impairment, restructuring costs, the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement, the tax impact of these first three items, and the financial impact of a valuation allowance placed on our deferred tax assets. Adjusted EBITDA is a non-GAAP financial measure which excludes goodwill impairment, restructuring costs, stock-based compensation, interest expense, provision for income taxes and depreciation and amortization expense. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 9, 2023.
A live webcast of the conference call will be available on the Investor Relations page of the Company's website at matrixservicecompany.com under Events and Presentations.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.

The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue	$193,840	$161,965	$402,271	$330,058
Cost of revenue	195,142	158,758	390,565	330,359
Gross profit (loss)	(1,302)	3,207	11,706	(301)
Selling, general and administrative expenses	17,545	15,922	34,356	32,551
Goodwill impairment	12,316	—	12,316	—
Restructuring costs	1,278	695	2,565	1,300
Operating loss	(32,441)	(13,410)	(37,531)	(34,152)
Other income (expense):
Interest expense	(916)	(502)	(1,288)	(2,501)
Interest income	46	29	70	50
Other	484	(60)	(590)	(143)
Loss before income tax expense	(32,827)	(13,943)	(39,339)	(36,746)
Provision for federal, state and foreign income taxes	—	10,976	—	5,711
Net loss	$(32,827)	$(24,919)	$(39,339)	$(42,457)

Basic loss per common share	$(1.22)	$(0.93)	$(1.46)	$(1.59)
Diluted loss per common share	$(1.22)	$(0.93)	$(1.46)	$(1.59)
Weighted average common shares outstanding:
Basic	26,999	26,749	26,916	26,680
Diluted	26,999	26,749	26,916	26,680

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2022	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$31,464	$52,371
Accounts receivable, less allowances (December 31, 2022—$1,112 and June 30, 2022—$1,320)	182,054	153,879
Costs and estimated earnings in excess of billings on uncompleted contracts	46,588	44,752
Inventories	7,981	9,974
Income taxes receivable	13,546	13,547
Prepaid expenses	8,104	4,024
Other current assets	4,745	8,865
Total current assets	294,482	287,412
Restricted cash	25,000	25,000
Property, plant and equipment - net	50,684	53,869
Operating lease right-of-use assets	23,938	22,067
Goodwill	29,733	42,135
Other intangible assets, net of accumulated amortization	3,931	4,796
Other assets, non-current	10,350	5,514
Total assets	$438,118	$440,793

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2022	June 30, 2022
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$80,561	$74,886
Billings on uncompleted contracts in excess of costs and estimated earnings	99,762	65,106
Accrued wages and benefits	12,352	21,526
Accrued insurance	5,818	6,125
Operating lease liabilities	4,534	5,715
Other accrued expenses	5,525	4,427
Total current liabilities	208,552	177,785
Deferred income taxes	27	26
Operating lease liabilities	22,713	19,904
Borrowings under asset-backed credit facility	15,000	15,000
Other liabilities, non-current	374	372
Total liabilities	246,666	213,087
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2022 and June 30, 2022; 27,027,323 and 26,790,514 shares outstanding as of December 31, 2022 and June 30, 2022, respectively	279	279
Additional paid-in capital	137,989	139,854
Retained earnings	71,939	111,278
Accumulated other comprehensive loss	(8,663)	(8,175)
	201,544	243,236
Treasury stock, at cost — 860,894 shares as of December 31, 2022, and 1,097,703 shares as of June 30, 2022	(10,092)	(15,530)
Total stockholders' equity	191,452	227,706
Total liabilities and stockholders’ equity	$438,118	$440,793

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Gross revenue
Utility and Power Infrastructure	$50,589	$54,752	$95,459	$111,956
Process and Industrial Facilities	80,789	52,037	167,526	97,247
Storage and Terminal Solutions	63,130	57,607	140,420	125,919
Total gross revenue	$194,508	$164,396	$403,405	$335,122
Less: Inter-segment revenue
Utility and Power Infrastructure	$54	$—	$54	$—
Process and Industrial Facilities	—	1,721	109	3,026
Storage and Terminal Solutions	614	710	971	2,038
Total inter-segment revenue	$668	$2,431	$1,134	$5,064
Consolidated revenue
Utility and Power Infrastructure	$50,535	$54,752	$95,405	$111,956
Process and Industrial Facilities	80,789	50,316	167,417	94,221
Storage and Terminal Solutions	62,516	56,897	139,449	123,881
Total consolidated revenue	$193,840	$161,965	$402,271	$330,058
Gross profit (loss)
Utility and Power Infrastructure	$2,426	$(491)	$4,139	$(6,598)
Process and Industrial Facilities	(5,131)	4,235	(801)	7,106
Storage and Terminal Solutions	1,648	(172)	9,213	241
Corporate	(245)	(365)	(845)	(1,050)
Total gross profit (loss)	$(1,302)	$3,207	$11,706	$(301)
Selling, general and administrative expenses
Utility and Power Infrastructure	$1,787	$3,150	$3,525	$6,200
Process and Industrial Facilities	3,682	2,792	7,752	5,554
Storage and Terminal Solutions	5,450	4,280	9,608	8,786
Corporate	6,626	5,700	13,471	12,011
Total selling, general and administrative expenses	$17,545	$15,922	$34,356	$32,551
Goodwill impairment and restructuring costs
Utility and Power Infrastructure	$—	$37	$37	$46
Process and Industrial Facilities	12,698	(24)	13,012	(17)
Storage and Terminal Solutions	383	107	906	74
Corporate	513	575	926	1,197
Total goodwill impairment and restructuring costs	$13,594	$695	$14,881	$1,300
Operating income (loss)
Utility and Power Infrastructure	$639	$(3,678)	$577	$(12,844)
Process and Industrial Facilities	(21,511)	1,467	(21,565)	1,569
Storage and Terminal Solutions	(4,185)	(4,559)	(1,301)	(8,619)
Corporate	(7,384)	(6,640)	(15,242)	(14,258)
Total operating loss	$(32,441)	$(13,410)	$(37,531)	$(34,152)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed ("LNTP"), we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2022:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of September 30, 2022	$99,807	$265,641	$250,209	$615,657
Project awards	98,033	105,153	115,466	318,652
Revenue recognized	(50,535)	(80,789)	(62,516)	(193,840)
Backlog as of December 31, 2022	$147,305	$290,005	$303,159	$740,469
Book-to-bill ratio(1)	1.9	1.3	1.8	1.6

(1)Calculated by dividing project awards by revenue recognized during the period.

The following table provides a summary of changes in our backlog for the six months ended December 31, 2022:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2022	$102,059	$292,287	$195,114	$589,460
Project awards	140,651	165,135	247,494	553,280
Revenue recognized	(95,405)	(167,417)	(139,449)	(402,271)
Backlog as of December 31, 2022	$147,305	$290,005	$303,159	$740,469
Book-to-bill ratio(1)	1.5	1.0	1.8	1.4

(1)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net loss, as reported	$(32,827)	$(24,919)	$(39,339)	$(42,457)
Goodwill impairment	12,316	—	12,316	—
Restructuring costs	1,278	695	2,565	1,300
Accelerated amortization of deferred debt amendment fees(2)	—	—	—	1,518
Tax impact of goodwill impairment, restructuring costs and accelerated amortization of debt amendment fees	(3,499)	(179)	(3,830)	(725)
Deferred tax asset valuation allowance(3)	8,370	14,198	9,764	14,198
Adjusted net loss	$(14,362)	$(10,205)	$(18,524)	$(26,166)

Loss per share, as reported	$(1.22)	$(0.93)	$(1.46)	$(1.59)
Adjusted loss per share	$(0.53)	$(0.38)	$(0.69)	$(0.98)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted loss per share for the three and six months ended December 31, 2022 and 2021. The most directly comparable financial measures are net loss and loss per share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted loss per share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.
(2)Interest expense in fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees.
(3)We placed a full valuation allowance on our deferred tax assets in the second quarter of fiscal 2022 due to the existence of a cumulative loss over a three-year period. We will continue to place valuation allowances on newly generated deferred tax assets and will realize the benefit associated with the deferred tax assets for which the valuation allowance has been provided to the extent we generate taxable income in the future, or cumulative losses are no longer present and our future projections for growth or tax planning strategies are demonstrated. We placed valuation allowances of $8.4 million and $9.8 million on newly created net operating loss carry forwards generated from losses in the three and six months ended December 31, 2022, respectively.

Reconciliation of Net Loss to Adjusted EBITDA(1)

	Three Months Ended		Six Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(In thousands)
Net loss	$(32,827)	$(24,919)	$(39,339)	$(42,457)
Goodwill impairment	12,316	—	12,316	—
Restructuring costs	1,278	695	2,565	1,300
Stock-based compensation	1,692	1,866	3,747	3,735
Interest expense	916	502	1,288	2,501
Provision for federal, state and foreign income taxes	—	10,976	—	5,711
Depreciation and amortization	3,535	3,789	7,177	7,841
Adjusted EBITDA	$(13,090)	$(7,091)	$(12,246)	$(21,369)

(1)This table presents Adjusted EBITDA, which we define as net loss before goodwill impairment, restructuring costs, stock-based compensation expense, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Adjusted EBITDA has certain material limitations as follows:
•It does not include impairment to goodwill. While impairment to goodwill is a non-cash expense in the period recognized, cash or other consideration was still transferred in exchange for goodwill in the period of the acquisition. Any measure that excludes impairment to goodwill has material limitations since this expense represents the loss of an asset that was acquired in exchange for cash or other assets.

•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.